REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of

Capstone Church Bond Fund

Houston, Texas

In planning and performing our audit of the financial statements of the Capstone Church Bond Fund, as of September 30, 2006 and for the period from October 4, 2006 (commencement of operations) to September 30, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Capstone Church Bond Fund is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.  Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the Fund's ability to initiate, authorize, record, process or report financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the Fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected.  A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Fund’s internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  However, we noted the following deficiency in the internal control over financial reporting and its operations, including controls for safeguarding securities that we consider to be a material weakness, as defined above, as of September 30, 2006.  This deficiency was considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of the Fund for the period ended September 30, 2006, and this report does not affect our report thereon dated October 20, 2006.

During the period ended September 30, 2006, the Fund failed to qualify as a regulated investment company for federal income tax purposes because it did not meet the diversification requirements of subchapter M of the Internal Revenue Code.  The Fund has implemented procedures and controls designed to test for compliance with the tax diversification rules, and to correct any failures to be diversified for tax purposes within a 30-day correction period.  Due to a misinterpretation of the tax diversification rules, the operation of these controls failed to detect that the Fund has failed the diversification tests and therefore did not qualify as a regulated investment company.  The Fund's management has agreed to indemnify the Fund for any taxes resulting from the failure of the Fund to qualify as a regulated investment company.  We have been informed by the Fund's management that it has strengthened controls surrounding tax diversification compliance and the Fund should qualify as a regulated investment company in future fiscal years.

This report is intended solely for the information and use of management and the Board of Trustees of the Capstone Church Bond Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

October 20, 2006